Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

NEW MOUNTAIN GUARDIAN IV UNLEVERED BDC, L.L.C.

This Amended and Restated Certificate of Formation of New Mountain Guardian IV Unlevered BDC, L.L.C. (the “Company”), dated as of July 10, 2023, has been duly executed and is being filed by the undersigned, as an authorized person in accordance with the provisions of 6 Del. C. § 18-208, to amend and restate the original Certificate of Formation of the Company, which was filed on November 4, 2022 with the Secretary of State of the State of Delaware (the “Certificate”), to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

The Certificate is hereby amended and restated in its entirety to read as follows:

1.            Name. The name of the limited liability company is New Mountain Guardian IV Income Fund, L.L.C.

2.            Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, New Castle County, Wilmington, Delaware 19801.

3.            Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, New Castle County, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first-above written.

/s/ Adam Weinstein
Name: Adam Weinstein
Authorized Person